Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form F-4 of our report dated February 24, 2003, except for the restatement to constant pesos of June 30, 2003 purchasing power described in Note 3b, which is as of July 30, 2003 and for the liquidity situation described in Note 2 which is as of June 17, 2003, relating to the financial statements of Alestra, S. de R.L. de C.V., which appears in such Registration Statement. We also consent to the references to us under the headings “Independent Accountants” in such Registration Statement.

PricewaterhouseCoopers

/S/    MIGUEL ANGEL PUENTE BUENTELLO

Miguel Angel Puente Buentello

Public Accountant

Monterrey, Nuevo León, México

August 1, 2003